Exhibit 4.1

CIT GROUP INC.

Issuer

THE BANK OF NEW YORK

Trustee
______________________

FIRST SUPPLEMENTAL INDENTURE

______________________

Dated as of February 13, 2007

Senior Debt Securities

     FIRST SUPPLEMENTAL INDENTURE, dated as of February 13, 2007 (the “First Supplemental Indenture”), between CIT Group Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), amending and supplementing the indenture, dated as of January 20, 2006 between the Company and the Trustee, governing the issuance of senior debt securities (the “Base Indenture,” and together with the First Supplemental Indenture, the “Indenture”).

     WHEREAS, The Bank of New York succeeded to the corporate trust business of JPMorgan Chase Bank, N.A.;

     WHEREAS, JPMorgan Chase Bank, N.A. wishes to tender its resignation and the Company wishes to appoint The Bank of New York as successor trustee and The Bank of New York wishes to accept such appointment;

     NOW THEREFORE, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

     Section 1.1       Definitions. Unless the context otherwise requires:

     (a)      a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

     (b)      the definition of any term in this First Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

     (c)      a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

     (d)      the singular includes the plural and vice versa;

     (e)      headings are for convenience of reference only and do not affect interpretation;

     (f)      the following terms have the meanings given to them in this Section 1.1(f):

     “Base Indenture” shall have the meaning set forth in the preamble hereto.

     “Company” shall have the meaning set forth in the preamble hereto.

     “First Supplemental Indenture” shall have the meaning provided in the preamble hereto.

     “Former Trustee” shall have the meaning set forth in Section 3.1 hereof.

     “Indenture” shall have the meaning set forth in the preamble hereto.

     “Trustee” shall have the meaning set forth in the preamble hereto.

ARTICLE II

AMENDMENT

     Section 2.1 Merger, Conversion, Consolidation or Succession to Business.

     With respect to all Securities heretofore or hereafter authenticated and delivered under this Indenture, pursuant to Section 9.1 of the Base Indenture, Section 6.10 of the Base Indenture is amended by deleting such Section in its entirety and inserting in lieu thereof the following language:

     “Any Corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any Corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Corporation shall be otherwise qualified and eligible under this Section. In case any Securities shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.”

ARTICLE III

RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR TRUSTEE

     Section 3.1      Resignation and Removal; Appointment of Successor Trustee. With respect to all Securities heretofore or hereafter authenticated and delivered under this Indenture, JPMorgan Chase Bank, N.A. (the “Former Trustee”) hereby tenders its resignation and the Company hereby appoints The Bank of New York, herein referred to as the “Trustee,” as successor trustee pursuant to Section 6.8 of the Base Indenture. The Trustee hereby accepts appointment as successor trustee pursuant to Section 6.9 of the Base Indenture and shall become vested with all rights, powers, trusts and duties hereunder of the Former Trustee.

ARTICLE IV

MISCELLANEOUS

     Section 4.1      Ratification of Indenture. The Base Indenture as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

     Section 4.2      Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

     Section 4.3      Separability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture; this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

     Section 4.4      Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     Section 4.5      Recitals. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Securities contemplated thereunder. The recitals and statements herein are deemed to be those of the Company and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CIT GROUP INC.

By:	/s/ Glenn A. Votek
Name: Glenn A. Votek
Title: Executive Vice President and Treasurer

THE BANK OF NEW YORK
as Trustee

By:	/s/ L. O’Brien
Name: L. O’Brien
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as Former Trustee

/s/ T. Foley
By	Name: T. Foley
Title: Vice President